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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    PENNZOIL COMPANY
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                   GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

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CONTACT:
--------
Eric Longmire
Senior Managing Director
Wyser-Pratte & co., Inc.
(212) 495-5357


WYSER-PRATTE TO PROPOSE "SHAREHOLDER RIGHTS BY-LAW" AT
PENNZOIL 1998 ANNUAL MEETING


     New York, New York, November 18, 1997. Responding to the termination of the $84 per share all cash tender offer by Union Pacific Resources Group Inc. (NYSE.UPR) for Pennzoil Corp. (NYSE.PLZ), Guy P. Wyser-Pratte announced today that he would propose the adoption of the "Shareholder Rights Bylaw" (the "Bylaw") at the 1998 Pennzoil annual meeting.

     The Bylaw--which would achieve a change in corporate policy at Pennzoil--would prevent the Pennzoil board of directors from indefinitely using the Company's "Poison Pill" to block a qualified acquisition bid without a shareholder referendum and shareholder approval.

     Mr. Wyser-Pratte said that the Bylaw was needed because the Pennzoil board can not be relied upon to follow shareholders' wishes in responding to an acquisition proposal that shareholders wish to accept.

     "The Pennzoil directors showed their true colors during UPR's tender offer for the Company," Mr. Wyser-Pratte said. "It was clear that the Pennzoil stockholders wanted to sell to UPR. Over 60% of the Pennzoil shares were tendered into UPR's initial offer, which was subsequently improved. But the Pennzoil board continuously opposed the offer and didn't even try to get a better price from UPR or another buyer. They 'just said no' and finally succeeded in getting the offer terminated, despite the fact that shareholders had overwhelmingly, 'just said yes' to that very Offer."

     Mr. Wyser-Pratte said that, "because of the board's opposition to a sale of the Company, shareholders need to affect a change in corporate policy via a mechanism for accepting a premium acquisition proposal that is opposed by the board of directors but favored by a majority of shareholders. The Shareholder Rights Bylaw fills this need." If an offer were made to acquire all the Common Stock at 25% premium over the market price, the bylaw would require the board of directors to cease using the Poison Pill to block the offer after ninety days unless the board had obtained shareholder approval to continue using the Poison Pill against the offer.

     "The ninety-day clock lets the board block an offer temporarily while it seeks a better offer from the bidder or another buyer," Mr. Wyser-Pratte said. "But if the board wants to continue to use the Pill for more than ninety days, it would have to hold a shareholder referendum and convince shareholders that this policy was in their best interests."

     Mr. Wyser-Pratte said that he would not formally propose the Bylaw until January when Pennzoil's existing bylaws allow shareholders to make proposals for the 1998 annual meeting. However, he is filing proxy materials for the proposal now so that he can begin educating shareholders and the market about the Shareholder Rights Bylaws. He added that he may make other proposals at the 1998 annual meeting.

     Mr. Wyser-Pratte had demanded a Pennzoil stockholders list last week so that he could communicate with other shareholders about ways of persuading the board to negotiate with UPR. "Negotiations between Pennzoil and UPR are not an immediate possibility," Mr. Wyser-Pratte said, "so we have to focus on the long-term problem of getting the board to follow shareholder wishes when it responds to acquisition proposals favored by the majority of shareholders."

     Participant information: Mr. Guy P. Wyser-Pratte, President of Wyser-Pratte & Co., beneficially owns 451,400 shares. Mr. Eric Longmire is also a participant.